UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

January 20, 2006

Date of Report

(Date of earliest event reported)

GENWORTH FINANCIAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-32195	33-1073076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

6620 West Broad Street, Richmond, VA	23230
(Address of principal executive offices)	(Zip Code)

(804) 281-6000

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On January 20, 2006, River Lake Insurance Company III (“River Lake III”), a special purpose financial captive insurance company wholly owned by First Colony Life Insurance Company (“First Colony”), itself an indirect wholly owned subsidiary of Genworth Financial, Inc. (the “Company”), issued $750,000,000 in aggregate principal amount of floating rate surplus notes due 2036 (the “Notes”). River Lake III has received regulatory approval to issue additional series of its floating rate surplus notes up to an aggregate amount of $1,200,000,000 (including the Notes), but is under no obligation to do so. The Notes are direct financial obligations of River Lake III and are not guaranteed by First Colony or the Company.

The Notes were issued by River Lake III to fund statutory reserves required by the Valuation of Life Insurance Policies Regulation. River Lake III has reinsured on a coinsurance basis from First Colony certain term life insurance policies having guaranteed level premiums. The Notes have been sold to Lehman Brothers Inc. for deposit into certain Delaware trusts that will issue money market or term securities. The principal and interest payments due on the money market and term securities will be insured by a third party insurance company. The holders of the Notes cannot require repayment from the Company or any of its subsidiaries, other than River Lake III, the direct issuer of the Notes. First Colony has agreed to indemnify River Lake III and the third party insurer for certain limited costs.

River Lake III will pay interest on the principal amount of the Notes on a monthly basis, subject to regulatory approval. Any payment of principal of, including by redemption, or interest on the Notes may only be made with the prior approval of the Director of Insurance of the State of South Carolina in accordance with the terms of its licensing order and in accordance with applicable law. The holders of the Notes have no rights to accelerate payment of principal of the Notes under any circumstances, including without limitation, for nonpayment or breach of any covenant. River Lake III reserves the right to repay the Notes at any time, subject to the terms of the Notes and prior regulatory approval.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 20, 2006

GENWORTH FINANCIAL, INC.

By:	/s/ Richard P. McKenney
Richard P. McKenney
Senior Vice President – Chief Financial Officer